Exhibit 99.1

PPG Industries

PPG Industries, Inc. One PPG Place Pittsburgh, Pa. 15272 USA www.ppg.com

News	Contact: Jeff Worden 412-434-3046

Investors: Douglas B. Atkinson 412-434-2120 or Vince Morales 412-434-3740

PPG’s LeBoeuf announces retirement plans;
Bunch elected CEO

PITTSBURGH, March 31, 2005 — Raymond W. LeBoeuf, 58, chairman and chief executive officer of PPG Industries, today announced he will retire July 1 after nearly 25 years with the company and eight years as its chairman and CEO.

As part of PPG’s succession plan, the board of directors today elected Charles E. Bunch, 55, as president and chief executive officer, effective immediately. Bunch will become chairman of the board and CEO July 1 upon LeBoeuf’s retirement.

“Today’s announcements are consistent with PPG’s long-term management succession plan, which the board of directors had previously approved,” LeBoeuf said. “This orderly transition reflects our company’s management strength and depth.”

During LeBoeuf’s tenure, PPG’s management team has reshaped the company’s business portfolio through acquisitions and organic growth, generating record sales in 2004 and a four-year record in cash from operations.

LeBoeuf joined PPG as treasurer in 1980 after holding various financial management posts at Ford Motor Co. He became PPG’s controller in 1984, vice president of purchasing in 1986, vice president of finance and chief financial officer in 1988, and vice president of coatings in 1994. Elected executive vice president in 1994, he continued to lead the coatings business until early 1995. He was elected president and chief operating officer and a member of PPG’s board in December 1995. LeBoeuf became CEO in July 1997, and chairman and CEO the following November.

A Chicago native, LeBoeuf is a political science and history graduate of Northwestern University; he earned a master’s degree in business administration from the University of Illinois. He is a director of Praxair, Inc., and ITT Industries, and a member and former chairman of the

Robert Morris University board of trustees. He is also a board member of the Business Roundtable, Extra Mile Education Foundation and the Pittsburgh Cultural Trust.

Bunch was elected president, chief operating officer and a PPG board member in July of 2002. After joining the company in 1979 as an assistant to the corporate controller, he served in a variety of assignments in the United States and Europe before being named corporate director of purchasing and distribution in 1988. He became general manager of architectural coatings in 1992, vice president of that unit in 1994, and vice president of fiber glass in 1995. He was elected senior vice president of strategic planning and corporate services in 1997 and executive vice president, coatings, in early 2000.

A native of Philadelphia, Bunch received a degree in international affairs from Georgetown University and a master’s degree in business administration from the Harvard University Graduate School of Business Administration. He is a director and deputy chairman of the Federal Reserve Bank of Cleveland, a member of the University of Pittsburgh’s board of trustees, and a member of the board of directors of the H. J. Heinz Company, the National Association of Manufacturers, and the National Paint and Coatings Association.

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